     VOTING AGREEMENT, dated as of May 11, 2005 (this “Agreement”), among Blackstone Capital Partners (Cayman) Ltd. 1, a Cayman Islands exempted company, Blackstone Capital Partners (Cayman) Ltd. 2, a Cayman Islands exempted company, and Blackstone Capital Partners (Cayman) Ltd. 3, a Cayman Islands exempted company (collectively, the “Blackstone Entities”).

     WHEREAS, as of the date hereof, each of the Blackstone Entities are beneficial owners of, and have the power to vote or direct the vote with respect to, the number of shares of Series A Common Stock, par value $0.0001 per share (“Corporation Common Stock”) of Celanese Corporation (the “Corporation”) as set forth on the signature page hereof beneath each such Blackstone Entities’ name (the Blackstone Entities’ “Existing Shares” and, together with any shares of Corporation Common Stock or other voting capital stock of the Corporation as to which such Blackstone Entity acquires the power to vote or direct the voting of after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the Blackstone Entities’ “Shares”).

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Agreement to Vote. Each of the Blackstone Entities agrees that it shall, prior to any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Corporation, however called, or in connection with any written consent of the stockholders of the Corporation, consult with each of the other Blackstone Entities with respect to the exercise of such Blackstone Entity’s voting rights related to the Shares held by such Blackstone Entity. If, in connection with such consultation, it is determined that the Blackstone Entities shall not be in agreement with respect to the exercise of each of their respective voting rights with respect to the Shares, then the Blackstone Entities agree that each shall exercise such voting rights in accordance with and in the manner that such voting rights are exercised by the Blackstone Entity that is the holder of the largest number of Shares or, in the event two or more of the Blackstone Entities holds an equal number of Shares (and no other Blackstone Entity holds a larger number of Shares than each of such Blackstone Entities), in the manner that such voting rights are exercised by the holders of a majority of the aggregate number of Shares held by the Blackstone Entities.

2.	No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Blackstone Entity any direct or indirect ownership or incidence of ownership of or with respect to any Shares held by any of the other Blackstone Entities.

3. Termination. This Agreement may be terminated by any of the Blackstone Entities at any time.

4.	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

5.	Amendment. This Agreement may not be amended except by an instrument in writing signed each of the Blackstone Entities.

6.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.

7.	Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

*     *     *

     IN WITNESS WHEREOF, each of the Blackstone Entities have signed or caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized, as of the date first written above.

Blackstone Capital Partners (Cayman) Ltd. 1
By:	/s/ Robert L. Friedman
	Name:	Robert L. Friedman
	Title:	Director

Number of Existing Shares: 61,357,578 Blackstone Capital Partners (Cayman) Ltd. 2
By:	/s/ Robert L. Friedman
	Name:	Robert L. Friedman
	Title:	Director

Number of Existing Shares: 4,255,324 Blackstone Capital Partners (Cayman) Ltd. 3
By:	/s/ Robert L. Friedman
	Name:	Robert L. Friedman
	Title:	Director

Number of Existing Shares: 33,359,813